Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the S-8 to be filed on or about April 2, 2007 by Quantitative Methods Corporation of our report dated July 19, 2006, on the financial statements for the years ended March 31, 2006 and 2005.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CERTIFIED PUBLIC ACCOUNTANTS

Salt Lake City, Utah
April 2, 2007

Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84107-5370
Telephone 801 281-4700
Fax 801 281-4701
www.cpaone.net